Exhibit 99.1

IntelGenx Announces New PDUFA Date for its Single Dose 450 mg Bupropion Hydrochloride Tablet

SAINT LAURENT, QUEBEC, June 14, 2011 – IntelGenx Corp. (TSX VENTURE: IGX) (OTCBB: IGXT) ("IntelGenx", or “the Company”), announced that the U.S. Food and Drug Administration (“FDA”) has accepted the Company's resubmission of its antidepressant CPI-300 New Drug Application 505(b)(2) in response to the February 2010 Complete Response Letter (“CRL”) as a complete, Class 2 response. In addition, the FDA has established November 13, 2011 as its target action date under the Prescription Drug User Fee Act (“PDUFA”). CPI-300 is a novel, high strength of Bupropion Hydrochloride (HCl), the active ingredient in Wellbutrin XL®

"We are very pleased to note that FDA considers our response to be complete," said Dr. Horst G. Zerbe, President and Chief Executive Officer of IntelGenx. "As expected, FDA considers our resubmission a class 2 response to the CRL and, as such, has issued a PDUFA target date of 6 months from the date of our resubmission. We look forward to working with the FDA during the review process and, following approval, making this proprietary product available to patients who suffer from major depressive disorder."

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' research and development pipeline includes products for the treatment of pain, hypertension, erectile dysfunction, sleep disorders, allergies and depressive disorders. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTC Bulletin Board has neither approved nor disapproved the contents of this press release.

CONTACT:

Dr. Horst G. Zerbe,
President and CEO	T: +1 514-331-7440 (ext. 201)	horst@intelgenx.com
IntelGenx Corp.	F: +1 514-331-0436	www.intelgenx.com